EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-190515, 333-200186, 333-226710) on Form S-3, and (Nos. 333-218827 and 333-192501) on Form S-8 of Tiptree Inc. of our report dated March 13, 2017, except for Note 3C, as to which the date is March 14, 2018, with respect to the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended December 31, 2016, and the related financial statement schedule, which report appears in the December 31, 2018 annual report on Form 10-K of Tiptree Inc.

/s/ KPMG LLP
New York, New York
March 13, 2019